Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2008, by and between MARK B. ADAMS, an individual resident of the State of Georgia (the “Employee”), and A.D.A.M., INC., a Georgia corporation (the “Company”).

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing, distributing and licensing high-quality health information services and benefits management solutions to healthcare organizations, benefit brokers, employers, consumers and educational institutions (the “Company Business”);

WHEREAS, the Company and Employee entered into an Employment Agreement dated April 10, 2006 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to serve the Company, as the Chief Financial Officer (“CFO”) of the Company. In performing his duties hereunder, the Employee shall report to and be directly responsible to the President and Chief Executive Officer (“CEO”).

(b) During the term of this Agreement, the Employee shall, for the benefit of the Company, use his skills, knowledge, and specialized training to perform the duties and exercise the powers, functions, and discretion incident to his position as CFO of the Company or which from time to time, consistent with such position, may be assigned to or vested in him by the CEO or Board of Directors, in an efficient and competent manner and on such terms and subject to such restrictions as the CEO or Board of Directors may from time to time impose. Employee’s duties are described on Exhibit A attached hereto.

(c) During the term of this Agreement, the Employee shall perform his duties hereunder at the Company’s then current headquarters or as otherwise directed by the CEO or Board of Directors from time to time.

(d) During the term of this Agreement, the Employee agrees to devote his full business time, energy, and skill to the business of the Company, and to the fulfillment of the Employee’s obligations under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, the Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would result in a conflict of interest with the Company’s business or that would materially adversely affect the Employee’s ability to perform his duties as set forth in this Agreement.

2. Term.

(a) The Employee’s term of employment pursuant to this Agreement shall continue until terminated in accordance with this Agreement.

(b) Subject to the terms of Section 6, either the Company or Employee may terminate Employee’s employment under this Agreement at any time by notice to the other. Notwithstanding the foregoing, Employee agrees that he will not terminate his employment upon less than sixty (60) days’ prior written notice unless such termination is With Good Reason (as hereinafter defined). Employee acknowledges and agrees that after the Company’s receipt of any notice of termination from the Employee, the Company may, at its sole option, elect an earlier effective date for the termination of Employee’s employment by giving written notice of such earlier date to Employee at any time prior to the date of termination initially established by Employee. Company agrees that Employee’s election to terminate his employment hereunder shall not constitute a sufficient basis upon which the Company can terminate Employee’s employment With Cause (as hereinafter defined).

3. Compensation.

(a) Subject to the terms of this Agreement, as base compensation for Employee’s services, the Company shall pay Employee so long as he shall be employed under this Agreement a base salary that will accrue at a rate of not less than one-hundred seventy-five thousand dollars ($175,000) per annum. It being agreed, however, that Employee’s salary shall be subject to all withholdings pursuant to applicable law or regulation. Employee’s base salary shall be payable to Employee on the regularly reoccurring pay period established by the Company, but in no event in less than monthly installments. The CEO or Board will annually review the base salary of Employee; however, such base salary will not at any time be subject to reduction to any amount less than the dollar amount set forth in this Section 3(a).

(b) Employee shall be eligible to receive a performance bonus annually during the term of this Agreement in accordance with the guidelines described on Exhibit B attached hereto.

(c) The Employee hereby acknowledges that the Employee may be required to work beyond standard working hours in order to perform his duties hereunder. The Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder except as required by law.

(d) In addition to the compensation described in this Agreement, the Employee shall be entitled to reimbursement by the Company for all actual, reasonable, and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses were incurred only in accordance with the policies and procedures established by the Company from time to time.

4. Employment Benefits.

(a) The Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such medical and dental plans, retirement, pension or profit sharing plans as may be established from time to time by the Company. The Company reserves the right, in its sole discretion, to alter, amend, or discontinue any of such employee benefit programs at any time.

(b) In addition to such public holidays as are observed by the Company, the Employee shall be entitled to vacation days or paid time off in accordance with the Company’s then current policies, which the Company reserves the right, in its sole discretion, to alter, amend, or discontinue at any time.

(c) The Employee acknowledges that the Company may promulgate employee handbooks, policies, and procedures from time to time, and the Employee agrees to adhere to the terms of any handbook, policy, or procedures that the Company may promulgate from time to time. The Company reserves the right, in its sole discretion, to alter, amend, or terminate any handbook, policy or procedure.

5. Illness, Incapacity or Death During Employment.

(a) If by reason of illness, injury or incapacity, the Employee is unable, despite reasonable accommodation, to perform his services or discharge his duties hereunder on a full time basis for ninety (90) or more consecutive days or one hundred twenty (120) days in the aggregate during any twelve (12) month period (or any such longer periods as may be required by law), then the Company may terminate the employment of the Employee by written notice to Employee, and, thereupon, all obligations of the Company to provide compensation and benefits under this Agreement shall cease, other than (i) the payment of that portion of the base salary earned by the Employee to the date of termination; (ii) any then accrued but unpaid bonus amount for any prior fiscal years; (iii) a prorated bonus amount for the fiscal year in which the termination occurs (which bonus amount shall be determined by first annualizing the bonus amount previously accrued by the Company for such fiscal year and then prorating the annualized amount based on the portion of the year actually worked by the Employee through the termination date); and (iv) reimbursement of all pre-approved expenses that were reasonably incurred by the Employee in performing his responsibilities and duties for the Company prior to and including such date.

(b) In the event of the Employee’s death, all obligations of the Company to provide compensation and benefits under this Agreement shall cease, other than (i) the payment of that portion of the base salary earned by the Employee to the date of death; (ii) any then accrued but unpaid bonus amount for any prior fiscal years; (iii) a prorated bonus amount for the fiscal year in which the death occurs (which bonus amount shall be determined by first annualizing the bonus amount previously accrued by the Company for such fiscal year and then prorating the annualized amount based on the portion of the year actually worked by the Employee through the termination date); and (iv) reimbursement of all pre-approved expenses that were reasonably incurred by the Employee in performing his responsibilities and duties for the Company prior to and including such date.

(c) This Section 5 shall not limit the entitlement of Employee, his estate or beneficiaries to any disability or other benefits available to Employee under any disability insurance or other benefits plan or policy maintained by the Company for Employee’s benefit.

6. Termination of Employment.

(a) If Employee’s employment hereunder is terminated (i) by Company With Cause, or (ii) by Employee Without Good Reason (other than pursuant to subsection (d) below), all obligations of Company to provide compensation and benefits under this Agreement shall cease, other than the payment of that portion of the base salary earned by the Employee to the date of termination, plus reimbursement of all pre-approved expenses that were reasonably incurred by the Employee in performing his responsibilities and duties for the Company prior to and including such date. Company’s election to terminate Employee’s employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

(b) If Company terminates Employee’s employment hereunder Without Cause (as hereinafter defined), then, in addition to the payment of that portion of the base salary earned by the Employee to the date of termination along with any then accrued but unpaid bonus amount for any prior fiscal years, the Company shall:

(i) not later than ten business days following the date of termination of employment, pay to Employee a lump sum cash payment in an amount equal to the sum of the following: (A) 100% of the aggregate amount of his annual base salary as in effect on the date Employee’s employment so terminates; (B) 40% of the aggregate amount paid pursuant to subsection (i)(A) above (which represents Employee’s target bonus amount); and (C) a prorated bonus amount for the fiscal year in which the termination occurs (which bonus amount shall be determined by first annualizing the bonus amount previously accrued by the Company for such fiscal year and then prorating the annualized amount based on the portion of the year actually worked by the Employee through the termination date) (collectively, the “Lump Sum Severance Amount”); and

(ii) until the first (1st) anniversary of the date of termination of employment, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

Notwithstanding the foregoing, the Company’s obligations to make payments on a lump sum basis under Section 6(b)(i) above shall become effective January 1, 2009; in the event of any termination of employment before January 1, 2009, any severance payments due pursuant to Section 6(b)(i) will be made on an installment basis in accordance with the Original Agreement.

(c) If Employee voluntarily resigns With Good Reason, then, in addition to the payment of that portion of the base salary earned by the Employee to the date of termination along with any then accrued but unpaid bonus amount for any prior fiscal years, the Company shall: (i) not later than ten business days following the date of termination of employment, pay to Employee the Lump Sum Severance Amount; and (ii) until the first (1st) anniversary of the date of termination of employment, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

(d) If Employee voluntarily resigns Without Good Reason within twelve months following a Change of Control, but in any event no later than March 15th of the calendar year after the calendar year in which the Change of Control occurs, then, in addition to the payment of that portion of the base salary earned by the Employee to the date of termination along with any then accrued but unpaid bonus amount for any prior fiscal years, the Company shall: (i) on or before the earlier of (x) the tenth business day following the date of termination of employment and (y) March 15th of the calendar year after the calendar year in which the Change of Control occurs, pay to Employee the Lump Sum Severance Amount; and (ii) until the first (1st) anniversary of the date of termination of employment, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

(e) “Change of Control” means the occurrence of any of the following events: (i) any person, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any group of persons, within the meaning of Exchange Act Rule 13d-5, acquires more than fifty percent (50%) in voting power of the Company’s equity securities; (ii) the Board of Directors of the Company as it is constituted on any day (the “Incumbent Board”) changes so that on the following day (which day shall be considered the day upon which the Change in Control occurs) individuals who constitute the Incumbent Board cease for any reason other than their deaths to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was consented to or approved by a majority of the Incumbent Board shall be, for purposes of this Paragraph (ii), considered as though such person were a member of the Incumbent Board; (iii) there is a reorganization (other than a mere change in identity, form, or place of organization of the Company, however effected), merger or consolidation of the Company, or any other transaction, with one or more business entities or persons as a result of which the stock of the Company is exchanged for or converted into cash or property or securities not issued by the Company; or (iv) there is a sale of all or substantially all of the assets of the Company to any person or business entity.

(f) “With Cause” means the termination of employment resulting from: (i) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement; (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty; (iii) the perpetration by Employee of any intentional, material act of dishonesty whether relating to the Company, the Company’s employees or otherwise; (iv) the use of illegal drugs by the Employee, or drunkenness or substance abuse by the Employee which interferes with the performance of his duties hereunder; (v) gross incompetence on the part of Employee in the performance of his duties hereunder; (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company; or (vii) any other act or omission (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company.

(g) “Without Cause” means the termination of employment by Company resulting from any reason other than those enumerated in subsection (f) above or Section 5 of this Agreement.

(h) “With Good Reason” means the Employee’s termination of his employment with the Company as a result of: (i) the assignment to Employee of any duties materially and adversely inconsistent with the Employee’s position as specified in Section 1 hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under Section 1 of this Agreement, or any other action by Company which results in a material adverse change in such position, status, offices, titles, or responsibilities; or (ii) any material breach of this Agreement by Company, including the failure to pay Employee on a timely basis any material amounts to which he is entitled under this Agreement. The Employee must provide notice to the Company of the existence of a condition constituting Good Reason within 90 days of the initial existence of the condition, and upon such notice, the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the applicable severance. The Employee must terminate employment within two years following the initial existence of one or more of the foregoing conditions arising without his consent for any severance to be paid upon a termination With Good Reason.

(i) “Without Good Reason” means the Employee’s termination of his employment with the Company for any reason other than those enumerated in subsection (h) above.

7. Employee’s Obligations upon Termination of Employment. Upon the termination of his employment hereunder for whatever reason Employee shall:

(a) tender his resignation from any directorship or office he may hold in the Company or any of its subsidiaries or affiliates, and not at any time represent himself still to be connected with or to have any connection with the Company or its subsidiaries or affiliates; and

(b) observe all post-employment covenants set forth in this Agreement.

8. Effect of Termination. The provisions of Sections 6, 7, 9 through 14, 17 and 21 of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company to the extent required to give full effect to the covenants and agreements contained therein.

9. Confidentiality; Works Made for Hire.

(a) The Employee agrees that, both during his employment and for the applicable period described in Section 9(b) below after termination of his employment for any reason, the Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as set forth in Section 9(c) below or as authorized by the Company in connection with the performance of the Employee’s duties, any Confidential Information (as hereinafter defined) that the Employee may have or acquire (whether or not developed or compiled by the Employee and whether or not the Employee has been authorized to have access to such Confidential Information) during his employment with the Company. Moreover, in the absence of Company’s prior written consent, the Employee agrees not to make or cause to be made known to any third party any correlation or identity which may exist between the Confidential Information that the Employee may have or acquire on the one hand, and, on the other hand, any other information now or hereafter made available to the Employee. The term “Confidential Information” as used in this Agreement shall mean and include any information, data, and know-how relating to the business of the Company that is disclosed to the Employee by the Company or known by the Employee as a result of the Employee’s relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including, without limitation, the following information:

(i)	technical information, such as formulas, patterns, devices, computer program source and object codes, compositions, inventions, processes, specifications, research, methods, technique, software, or engineering or technical specification, and any know-how relating to any of the foregoing, and methods of delivery, whether ownedby the Company or utilized by the Company under license from a third party, in each case to the extent that such information is not generally known to the public;

(ii)	financial information, such as the Company’s earnings, assets, debts, cost-price information, product markups, gross margins, fee structures, volumes of purchases or sales, or financial data or information that should not be disclosed to its customers or competitors, whether relating to the Company generally, or to particular services, geographic areas, or time periods;

(iii)	supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company and the details of which are not generally known;

(iv)	marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

(v)	personnel information, such as employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(vi)	customer information, such as any compilation of past, existing, or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers; and

(vii)	information that was provided to the Company in confidence or that Company is otherwise required to maintain in confidence due to a legal or contractual obligation.

The term “Confidential Information” does not include information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains. Confidential Information which is specific as to techniques, methods, or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

(b) The covenants contained in this Section 9 shall survive the termination of the Employee’s employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Employee’s obligations of confidentiality and nondisclosure as set forth in this Section 9 shall continue to survive after said two-year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c) In the event that the Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Employee shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Employee agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(d) All writings, tapes, recordings, computer programs, website content and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by the Employee, or to which the Employee contributes in any way to such preparation, in connection with the Employee’s employment by the Company (collectively, the “Works”), and all copyrights and other rights, titles and interests whatsoever in and to the Works, belong solely and exclusively to the Company as works made for hire; moreover, if and to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” the Employee hereby assigns, grants and delivers, solely and exclusively unto the Company, all copyrights and other rights, titles, and interests whatsoever in and to the Works.

10. Non-Solicitation of Employees. The Employee agrees that, for so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason, Employee shall not solicit, directly or indirectly, (i) any employee of the Company with whom he has had material business contact during the last twelve (12) months of his employment with the Company, or (ii) any employee of the Company whose particular talents or capabilities he became aware of as a result of Employee’s employment with the Company, to leave the employ of the Company.

11. Non-Solicitation of Customers. The Employee will, for so long as he is employed by the Company and for a period of one (1) year after termination of his employment, refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers, including actively sought prospective customers, with whom the Employee had material contact within the last twelve months of Employee’s employment hereunder, for purposes of providing products or services that are similar to or competitive with those provided by the Company, if the Company is also then still engaged in such business.

12. Severability. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 13 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

13. Reformation. If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

14. Injunctive Relief. The Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10 and 11, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

15. Assignment. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives. The term “Company” as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

16. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

17. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia (U.S.A.), without regard to conflicts of laws principles.

18. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

19. Notice. Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person, by courier service in which the party acknowledges receipt in writing, or three (3) days after deposit in the United States mail, postage prepaid, for delivery as registered or certified mail addressed, in the case of the Employee, to him at his residential address as reflected on the records of the Company, and in the case of the Company to the corporate headquarters of the Company, attention of the CEO, or to such other address as the Employee or the Company may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the US mail, a party may be given notice by fax or telex or other similar electronic method so long as receipt is verified.

20. Gender. All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

21. Arbitration. The parties hereto agree to submit any controversy or claim arising out of or relating to Employee’s employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance, or ruling or that Employee’s employment by the Company was illegally terminated) for arbitration at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 U.S.C. § 1 et seq.) and the rules of the American Arbitration Association. Company and Employee each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as a party may determine is necessary or appropriate.

22. Section 409A.

(a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Employee of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Agreement would cause the Employee to incur an additional tax, penalty, or interest under Section 409A of the Code, the Compensation Committee and the Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(b) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. The Company shall not be liable to Employee for any payment made under this Agreement, at the direction or with the consent of Employee, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(c) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement shall mean “separation from service” as defined in Section 409A of the Code for purposes of Section 409A of the Code.

(f) If a payment obligation under this Agreement arises on account of the Employee’s separation from service while the Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following his death.

(g) To the extent necessary to comply with Section 409A of the Code, the foregoing provisions of this Section 22 shall be applicable to the Original Agreement to the extent provisions of the Original Agreement remain effective under this Agreement.

23. Section 280G. Notwithstanding any other provision herein or any other employment, severance, change in control or similar agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Employee by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code or be non-deductible under Section 280G of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999 or Section 280G, as applicable), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be $1.00 less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code or be non-deductible under Section 280G of the Code. Any such reduction shall be made by reducing any cash severance benefits.

24. ENTIRE AGREEMENT. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDES ANY PRIOR AGREEMENTS OR UNDERSTANDINGS BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO SUCH SUBJECT MATTER (INCLUDING

WITHOUT LIMITATION THE ORIGINAL AGREEMENT). NO AMENDMENT OR WAIVER OF THIS AGREEMENT OR ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS IN WRITING SIGNED BY THE PARTY TO BE SO BOUND.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

A.D.A.M., INC.

By:	/s/ Kevin S. Noland
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Mark B. Adams
Mark B. Adams

EXHIBIT A

RESPONSIBILITIES

Senior Management—Employee will serve as a key member of the Company’s senior management team providing leadership and direction to support the growth of its business.

Accounting—Employee will ensure the accurate and timely development of the Company’s accounts and financials statements in accordance with generally accepted accounting principals (GAAP). Employee will manage the corporate finance, business planning, risk management and controller functions that oversee the Company’s accounting staff. In addition, Employee will assist in customer and supplier contract negotiation and management. Employee will also prepare regular executive management reports and interact with the Board, Audit Committee and outside auditors.

Financial Planning & Analysis—Employee will oversee the development, analysis, reporting and maintenance of the Company’s budgets, results of operations, forecasts and business planning.

Controls—Employee will oversee the development, implementation, and maintenance of the company-wide internal financial controls consistent with the Company’s policies and procedures and with the requirements of the Sarbanes-Oxley Act, among other regulatory guidelines.

Reporting & Compliance—Employee will oversee the preparation and filing of the Company’s financial reports and analyses as required by the Board, management, and regulations. Employee will also guide and oversee the development and maintenance of financial reporting and information systems.

Treasury—Employee will guide and oversee the Company’s investments and investment strategy consistent with our policies and procedures.

M&A – Employee will help guide and implement potential M&A opportunities that may include capital formation plans like secondary offerings, private financings and credit facilities.

Investor Relations—Employee will be a primary point person on, and may lead, aspects of corporate investor relations including the management of the Company’s outside investor relations firm.

Taxes—Employee will ensure the accurate and timely preparation and filing of all appropriate federal and state, US and international taxes and oversee the analysis of the Company’s tax deferred assets.

EXHIBIT B

BONUS OBJECTIVES

The target annual bonus amount for 2007 and thereafter shall be 40% of your then current annualized base salary. The annual bonus amount shall be payable in cash no later than 75 days after the fiscal year end.

The bonus for 2007 and thereafter shall be based on a specific incentive plan to be determined by the Company’s Board of Directors, in its good faith sole direction.